SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TOTAL S.A.

(Exact name of registrant as specified in its charter)

The Republic of France (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. employer identification no.)

2, place de la Coupole
La Défense 6
92400 Courbevoie
France
(Address of principal executive offices)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

     Securities Act Registration Statement file number to which this form relates: 333-12246.

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Ordinary Shares, nominal value € 10 per share	New York Stock Exchange, Inc.*

American Depositary Shares (as evidenced by American Depositary Receipts), each representing one-half of one Ordinary Share	New York Stock Exchange, Inc.

* Not for trading but only in connection with the American Depositary Shares.

     Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
ENGLISH TRANSLATION OF STATUTS

Explanatory Note. This Amendment No. 2 to the Registrant’s Form 8-A reflects the change of the Registrant’s name since the filing of Amendment No. 1 to the Registrant’s Form 8-A with respect to its ordinary shares and American Depositary Shares. This Amendment No. 2 amends and restates in its entirety the Form 8-A previously filed by the Registrant with respect to the Registrant’s ordinary shares and American Depositary Shares.

Item 1. Description of Registrant’s Securities to be Registered.

     Information with respect to the ordinary shares, nominal value € 10 per share (the “Shares”), and the American Depositary Shares (“ADSs”; each ADS representing the right to receive one-half of one Share), to be registered hereby is incorporated herein by reference to the sections captioned “Description of Total Fina Elf Shares” and “Description of the American Depositary Shares” in the Registrant’s Registration Statement on Form F-4, originally filed with the Securities and Exchange Commission on July 5, 2000 (Registration No. 333-12246), and by reference to the section captioned “Description of Securities to be Registered” in the Registrant’s Registration Statement on Form F-6 (Registration No. 333-107311).

Item 2. Exhibits.

1.	Registration Statement on Form F-4 (Registration No. 333-12246), filed with the Securities and Exchange Commission on July 5, 2000, as amended July 27, 2000, incorporated herein by reference.

2.	Registration Statement on Form F-6 (File No. 333-107311), filed with the Securities and Exchange Commission on July 24, 2003, incorporated herein by reference.

3.	Form of Deposit Agreement, dated as of October 30, 1991, as amended and restated as of September 30, 1993, as further amended and restated as of May 6, 1999, as further amended and restated as of June 21, 1999, and as further amended and restated as of August 7, 2003, among Total S.A., The Bank of New York as Depositary, and all holders from time to time of American Depositary Receipts issued thereunder, filed as Exhibit 1 to the Registration Statement on Form F-6 that is Exhibit 1 hereto.

4.	Specimen share certificate of American Depositary Receipt (included in Exhibit 3 above).

5.	English translation of statuts (charter) of the Registrant, containing amendments through December 31, 2003, attached.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TOTAL S.A.
Date: March 19, 2004	By: /s/ Charles Paris de Bollardière

Name: Charles Paris de Bollardière Title: Treasurer